ITEM 1.

    (a)   Name of Issuer
                                  INTELLIQUEST INFORMATION GROUP, INC.
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    (b)   Address of Issuer's Principal Executive Offices

                            1250 CAPITAL OF TEXAS HWY. SOUTH, BLDG 1, STE. 600 AUSTIN, TEXAS 78746
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ITEM 2.

    (a)   Name of Person Filing
                                          BRIAN SHARPLES
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    (b)   Address of Principal Business Office or, if none, Residence

                    1250 CAPITAL OF TEXAS HWY. SOUTH, BLDG 2, PLAZA 1 AUSTIN, TEXAS 78746
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    (c)   Citizenship

                              UNITED STATES OF AMERICA
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    (d)   Title of Class of Securities

                                     COMMON STOCK
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    (e)   CUSIP Number

                                      45816H-10-1
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ITEM 3.   NOT APPLICABLE



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ITEM 4.  OWNERSHIP


    (a) Amount beneficially owned:

                          401,785 SHARES OF COMMON STOCK
    ---------------------------------------------------------------------------

    (b) Percent of class:
                                          5.60%/1%
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    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote

                           401,785 SHARES AS OF DECEMBER 31, 1998
              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote

                           401,785 SHARES AS OF DECEMBER 31, 1998
              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of

                           401,785 SHARES AS OF DECEMBER 31, 1998
              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of

                           401,785 SHARES AS OF DECEMBER 31, 1998
              -----------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
         Not Applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         Not Applicable

ITEM 10. CERTIFICATION
         Not applicable

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  February 10, 1999
                                       ----------------------------------------
                                                         Date

                                                  /S/ Brian Sharples
                                       ----------------------------------------
                                                      Signature

                                                      Brian Sharples,
                                                 President of IntelliQuest
                                                   Information Group, Inc.
                                       ----------------------------------------
                                                        Name/Title